Exhibit 99.1


[CAPITAL TRUST LOGO]

Contact:  Rubenstein Associates
          Robert Solomon: (212) 843-8050


     Capital Trust Announces Closing of Third Collateralized Debt Obligation
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         NEW YORK,  August 4, 2005-- Capital Trust,  Inc.  (NYSE:  CT) announced today the closing of a $337.8 million collateralized debt obligation ("CDO"), the third issuance by the Company since July of last year.

         The Company issued $341.3 million of securities comprised of $337.8 million of fixed rate notes and $3.4 million of preferred shares. Capital Trust retained the BBB- rated class of the investment grade notes, all of the below investment grade notes and the preferred shares in the CDO issuer. The notes rated BBB and above, totaling $269.6 million, were purchased for proceeds of $272.2 million. Capital Trust's wholly owned asset management subsidiary, CT Investment Management Co., LLC, is the collateral manager for the CDO.

         Collateral for the CDO consists of $341.3 million of vintage, fixed rate conduit, fusion, and large loan subordinate CMBS. Approximately 53% of the collateral was purchased at closing with the balance coming from Capital Trust's existing CMBS portfolio. The notes rated BBB and above yield 5.17% and represent a non-mark-to-market, term matched, index matched and non-recourse financing for the Company. The non-reinvesting, static pool CDO is rated by Fitch Ratings and Standard & Poor's.

         Capital Trust will account for the transaction as a financing and record on its balance sheet all of the collateral as assets and all of the CDO notes sold as liabilities.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities offered and sold have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.